UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

Excel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 North State Highway 161 Suite 310 Irving TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 476-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2016, Excel Corporation (“Excel” or the “Company”) and certain of the Company’s subsidiaries entered into a Loan and Security Agreement (the “Loan Agreement”) with GACP Finance Co. LLC as administrative agent (“Agent”) and the other lenders as from time to time party thereto. The Loan Agreement has a three-year term and provides for term loan commitments of up to $25,000,000 consisting of an Initial Term Loan in the amount of $13,500,000 and a Delayed Draw Term Loan in the amount of $11,500,000 (each a “Loan” or together “Loans”). The Company used the proceeds from the Initial Term Loan to repay all of its existing secured debt. The Company expects to use the Delayed Draw Term Loan to fund acquisitions of portfolios of recurring residual revenues from credit and debit card transactions or companies that own these portfolios. Funding of Delayed Draw Term Loan is subject to certain conditions including but not limited to borrowing base limitations and further lender due diligence.

The Loans accrue interest of 18% per annum of which 13% is payable in cash monthly and 5% is payable in kind (PIK). Pursuant to the Loan Agreement, the Loans are secured by substantially all of the assets of the Company including but not limited to the Company’s residual portfolios. In addition, certain of Excel’s subsidiaries are guarantors under the Loan Agreement.

The Loan Agreement contains customary events of default, including but not limited to non-payment of principal or other amounts under the Loan Agreement, breach of covenants and certain voluntary and involuntary bankruptcy events. The Loan Agreement also contains certain financial covenants including maintenance of certain EBITDA levels and minimum liquidity. If any event of default occurs and is continuing, the Agent declare all amounts owed to be due (except for a bankruptcy event of default), in which case such amounts will automatically become due and payable.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

Concurrently with the execution of the Loan Agreement, the Company repaid in full approximately $8.0 million of notes incurred by its eVance subsidiary with the acquisition of the US assets of Calpian Inc. on November 31, 2015 (the “eVance Notes”). The eVance Notes required interest payments monthly with interest rates increasing from 12% per annum to 17% per annum and were scheduled to mature on November 31, 2016. The eVance Notes were secured by substantially all of the assets of eVance and were guaranteed by Excel.

The Company also prepaid in full the outstanding principal and interest of $338,333 owed to BlueAcre Ventures under a Residual Loan Agreement dated June 30, 2014 between Blue Acre Ventures and Excel’s Payprotec Oregon LLC subsidiary (the BAV Note”). The BAV Note was in the original principal amount of $1.2 million, provided for monthly principal and interest payments of $48,333 through May 2017. The BAV Note was secured by certain of the Company’s residual portfolios.

The Company also repaid in full the $500,000 note payable to SME Funding LLC executed in December 2015. This note provided for monthly interest payments at a rate of 12% per annum and was scheduled to mature in December 2016. This note was secured by certain of the Company’s residual portfolios.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by this reference.

Item 9.01. Exhibits

Exhibit No.
10.1*	Loan and Security Agreement Dated November 2, 2016 Among GACP Finance Co. LLC., as Agent, the Lenders as time to time party hereto, as lenders, Excel Corporation, as Borrower, and certain subsidiaries of Borrower, as Guarantors

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCEL CORPORATION

/s/ Robert L. Winspear
Robert L. Winspear
Chief Financial Officer

Date:  November 7, 2016